EXHIBIT 5

                                December 3, 1997




CulturalAccessWorldwide, Inc.
2200 Clarendon Boulevard, 11th Floor
Arlington, Virginia  22201


Dear Sirs:

                  We have acted as counsel for CulturalAccessWorldwide, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1 (No. 333-38845), as amended (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended, with respect to (i) 4,000,000 shares (the "Firm Shares") of common stock, $.01 par value (the "Common Stock"), of the Company to be issued and sold to a group of underwriters (the "Underwriters") represented by Smith Barney Inc. and Bear, Stearns & Co. Inc. and (ii) 600,000 shares (the "Over-Allotment Shares") of Common Stock issuable upon exercise of the Underwriters' over-allotment option, as set forth in the Underwriting Agreement to be entered into between the Company and the Underwriters (the Firm Shares and the Over-Allotment Shares being hereinafter collectively referred to as the "Shares").

                  In connection with the Registration Statement, we have examined such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and, when issued and paid for in accordance with resolutions duly adopted by the board of directors of the Company, will be duly and validly issued, fully paid and non-assessable.


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CulturalAccessWorldwide, Inc.         -2-                       December 3, 1997







                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                                     Very truly yours,